EXHIBIT 10.1

Scott V. Fainor – Prepared Remarks
Annual Meeting of Shareholders
April 27, 2010

Good morning and welcome!  I’m honored to be standing here as the new president and chief executive officer of National Penn Bancshares!

2009 was a year of extraordinary challenge and change at National Penn.  The Board of Directors and executive management took critically important steps to strengthen our balance sheet.  But the cost of these actions was high, and as a result, the company’s financial performance suffered.
My fundamental task as your new president and CEO is to return National Penn to an acceptable and consistent level of profitability as soon as possible.  I am pleased to report that we achieved a start at executing on our strategic plan by announcing last Friday, April 23rd, a profit of two cents a share, or $1.9 million dollars, for the first quarter.  This is a positive start to 2010, but much more needs to be done!

Before I provide more detail about the first quarter, I’d first like to review our 2009 performance with a particular focus on the 4th quarter, when we took a number of difficult and decisive actions to lay the groundwork for our return to profitability.

Summary of 2009
As you know, the impact of the global and national economic crisis on businesses everywhere has been unprecedented.  National Penn was no exception.

For the full year 2009, National Penn reported a net loss of $356.4 million dollars.  These results were due primarily to the proactive steps we took to strengthen our balance sheet. They included the following:

o	The raise of $225 million dollars in capital in 2009, which allowed us to build our allowance for loan and lease losses to $146.3 million dollars at year end.

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The exit of our Collateralized Debt Obligation investments. The negative impact of this was approximately $67 million dollars after tax in 2009.  We expect to receive a $27 million dollar refund in 2010 related to this action.

o	The sale of a large portion of lower-rated shared national credit loans, resulting in a pre-tax loss of $6 million.

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A non-cash goodwill impairment charge of $275 million dollars.  While this charge affected short-term earnings, I want to emphasize that it had no impact on regulatory capital ratios or tangible book value.

All of these decisions were difficult. But your Board of Directors and executive management believe that shareholders and other National Penn stakeholders will be best served in the future by these actions.

Despite the challenges of 2009, National Penn also accomplished the following:

o	In the area of Enterprise Risk Management, we strengthened our policies and procedures and eliminated a prior material weakness.

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Demonstrating our focus on customers and communities, National Penn originated more than $1 billion dollars in new loans to creditworthy borrowers and doubled the number of residential mortgages loans versus the previous year.

o	These actions helped demonstrate our role as a force in the housing, employment and economic growth of our region, despite the downturn.

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Expenses continued to be well-managed.  As one example of this, direct expenses in the mortgage area were 48% below budget, even as revenue increased. This was a reflection of our success in holding down expenses, a discipline that is part of our culture.

o	In the area of liquidity, deposit growth for 2009 was 7.7%.

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Our deposit market share also improved in 2009.  In Pennsylvania, we moved up to 9th rank versus eleventh rank in 2008.  At year-end, National Penn had risen to #1 deposit market share in Berks and Centre counties and remained #1 and #2 in Northampton and Lehigh counties, respectively.  We now have a top ten market share in twelve of the seventeen counties we serve in Pennsylvania, Maryland and Delaware.  The growth of profitable core deposits will continue to be a major focus in 2010.

Regulatory Compliance
In an effort to maintain compliance with our regulators, we have agreed to do the following:

o	Develop and implement initiatives to enhance the oversight of problem assets;

o	Enhance our process for the allowance for loan and lease losses;

o	Strengthen our internal loan review and credit administration functions, and

o	Maintain and enhance capital ratios.

Many of these initiatives have been accomplished or are in various stages of completion through a self-imposed improvement plan we put in place this January.  We are making excellent progress in achieving the changes to our administration of asset quality and maintaining strong capital levels.

TARP Repayment
In regard to the repayment of the United States Treasury’s investment in National Penn, also known as “TARP”, we will approach this in a shareholder friendly manner, developing potential strategies that may include repayment in installments over time.

Current performance
As I previously stated, we are pleased to announce a return to profitability of 2 cents per share, or $1.9 million dollars, in the first quarter of 2010.

In addition, our core fundamentals remain strong.  Our net interest margin increased to 3.44 percent in the first quarter versus 3.29 percent in the 4th quarter of 2009.  We controlled expenses, despite increased FDIC insurance and regulatory costs.  Asset quality metrics improved, including:

o	A decline in non-performing loans;

o	An improved coverage of non-performing loans; and

o	An increase in the loan loss reserve.

Our loan portfolio continues to perform better than peers and industry averages.

New loan growth continues to be slow at this time, reflecting the reluctance of small and medium size businesses to borrow and a general lack of confidence in the regional and national economy. However, we believe, through our many conversations with customers, that confidence is slowly returning and will continue to grow in the second half of the year.

Our goal is to continue to develop high quality, long term relationships with our customers.  Our non bank businesses, such as insurance, investment and trust, continue to perform well.  Our balance sheet remains strong, and we have enhanced our capital ratios at both the holding company, National Penn Bancshares, and our two banks, National Penn Bank and Christiana Bank & Trust Company.

Dividend Discussion
As part of our earnings, the company also announced that National Penn’s board of directors approved a first quarter cash dividend of one cent per share.  We recognize the importance of the dividend to shareholders.  But we also recognize the strategic importance of managing the company for the longer term.  For the immediate future, that means continuing to preserve capital until the economy shows stronger signs of improvement and National Penn’s earnings return to a more consistent level.

Positioning National Penn for profitability
A key to achieving longer term profitability is a strong management team.  On February 1, 2010, I announced the formation of an Office of the President.  This is a group of seven executives who report directly to me and who are strong and successful leaders. I would like to introduce them to you now and will ask them to rise as I do so:

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Michael J. Hughes, Chief Financial Officer.  Mike is a CPA and former investment banker with 30 years experience in the financial industry, serving in a variety of roles including CFO of both public and private companies. His expertise includes financial strategy and restructuring and mergers and acquisitions.

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Sandra L. Bodnyk, Chief Risk Officer. Sandy has 35 years of financial services industry experience, a decade of which has been focused in risk management.  Since she was named to her position in 2009, she has led an intensive effort to review and mitigate risks related to credit, technology, and other critical areas of our operations.

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Donald P. Worthington, head of National Penn Wealth Management, began his banking career in 1962.  Leading the Wealth Management group, he is responsible for the company’s diverse network of investment, trust, insurance and private banking entities and is a director and chairman of two of those entities as well as of Christiana Bank & Trust Company.

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David B. Kennedy. As chief delivery officer, Dave is head of National Penn’s commercial and retail bank as delivered through our 127 community banking offices. He is responsible for the Regional Presidents Group as well as the product development, delivery and marketing areas.  A veteran of 27 years in the financial services industry, he formerly served as president of National Penn’s KNBT Northern division.

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Scott L. Gruber, head of Corporate Banking, Scott is responsible for commercial real estate, corporate, middle market and SBA lending, as well as cash management and government banking.  A veteran of 25 years in financial services, he formerly served as president of National Penn’s Central Region.

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Carl F. Kovacs, head of Operations and Technology, has more than 36 years in the financial services industry.  Experienced in bank operations, he is responsible for client support and information technology, which includes the many systems, such as network infrastructure and computer operations, that support the delivery of our products and services to customers.

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Michelle H. Debkowski, Corporate Secretary, Governance and Investor Relations Officer.  Michelle joined the company in 1993 after working in the public accounting field.  A CPA, she has served at National Penn in positions in the regulatory compliance, accounting and internal audit areas.

With this team, I have developed a strategic plan that was approved by the Board of Directors and is built on accountability and a sense of urgency.

Our agenda is clear. It is reflected in the following five goals:

o	Number one – Reviewing line of business profitability. This includes focusing on capital alternatives and maximizing shareholder value.

o	Number two – Addressing regulatory compliance. We have already implemented and are executing all aspects of our self-imposed improvement plan.

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Number three - Restoring and maintaining strong asset quality.  This includes activities such as reducing non-performing loans, improving credit administration and enhancing lending and loan review processes.

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Number four – Continuing to develop a strong and sustainable risk management culture.   We are well into this strategy, which includes integrating Enterprise Risk Management throughout all areas of our company.

o	Number five – Restoring and maintaining the core earnings power of the franchise.

This is a very focused strategic plan with targeted objectives and, most importantly, a management team that is fully engaged and executing this plan!

Looking Ahead
As we look to the future, we recognize that the financial services industry and the global, national and regional economy are enduring a once-in-a-generation storm.  It has impacted the economic, political and social sectors of society.  The effect will continue for years to come and will create a slow recovery for our customers and for the communities that National Penn serves.  The asset quality challenges facing our company as well as many others across the region and nation are a reflection of these pressures.

We believe that by acting quickly, we can rebuild and strengthen the company and can be better positioned than our competitors to take advantage of the strategic opportunities such significant changes create.

With difficult actions behind us, an energized management group, an excellent team of employees, and with the signs of an economic recovery in its early stages, we are cautiously optimistic about the future.

To summarize:

o	Our balance sheet is strong, with enhanced capital levels and strong reserves for loan losses.

o	We remain focused on maintaining a disciplined approach to loan review and administration and reducing problem assets.

o	We have an excellent distribution network, strong market presence, and a loyal customer base.

o	We are known for a high level of customer service and for a broad range of banking, insurance, investment and trust services.

These are reasons to be positive.  But we recognize that to continue to be successful in this challenging environment, we need to execute our plan, harness our strength and continue to operate efficiently and profitably.  We are confident that substantial progress has and will continue to be made in 2010 to achieve our goal of consistent long term profitability and enhanced shareholder value at National Penn Bancshares.

Thank you!
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